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                               ____________, 1996


ABN AMRO Securities, (USA) Inc.
181 West Madison
Suite 3201
Chicago, Illinois  60602

ABN AMRO Bank, N.V.
135 South LaSalle Street
Chicago, IL  60603

LaSalle National Bank
181 West Madison
Chicago, Illinois 60602

     Re:                     U.S. Trade Trust, Series 1996-A
                             -------------------------------

Ladies and Gentlemen:

     We have acted as special counsel to U.S. Trade Funding Corp., a Delaware corporation (the "Company"), in connection with the proposed issuance by a trust to be created and to be known as U.S. Trade Trust, Series 1996-A (the "Trust"), of ____% Trade Trust Certificates, Series 1996-A (the "Certificates") pursuant to a proposed Supplemental Trust Agreement dated as of ____________, 1996, incorporating therein the Standard Terms and Conditions of Trust Agreement dated as of ____________, 1996 (as the same may be amended from time to time, the "Trust Agreement") among the Company, LaSalle National Bank, as trustee (the "Trustee"), and ABN AMRO Bank, N.V., as Servicer, a proposed Transfer Agreement (the "Transfer Agreement") between the Company, YA96A Limited, ABN AMRO Bank N.V. and the Trustee on behalf of the Trust, a proposed Purchase Agreement dated as of ____________, 1996 (the "Purchase Agreement") between the Company and ABN AMRO Bank N.V., as Seller and a proposed Underwriting Agreement (the "Underwriting Agreement") among the Company and ABN AMRO Securities (USA) Inc. The forms of the Trust Agreement, Purchase Agreement and Transfer Agreement (attached as Appendix 5 to the Loan Agreement filed as Exhibit 10.2) included as exhibits to the Registration Statement are referred to herein collectively as the "Trust Documents." Except as otherwise herein defined, all capitalized terms used herein shall have the same meanings as the terms used in the Trust Documents.
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ABN AMRO Securities (USA) Inc.
ABN AMRO Bank, N.V.
LaSalle National Bank
_______________, 1996
Page 2



     In this connection, we have (a) reviewed the forms of the Trust Documents and the Underwriting Agreement included as exhibits to the Registration Statement; and (b) made such examinations of law as we believe necessary or appropriate to render this opinion. We are members of the Bar of the State of Illinois and each of the opinions expressed below is restricted to matters controlled by federal laws of the United States of America and the laws of the State of Illinois.

     In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all agreements, instruments, certificates or documents examined or relied upon by us, the conformity with the original documents of all documents submitted to us as copies and the legal capacity of all individuals executing documents. We have also assumed that the documents referred to herein to be executed and delivered on or prior to the closing date for this issuance (the "Closing Date") will be in substantially the forms included as exhibits to the Registration Statement.

     We have also assumed, without investigation, (a) as to all parties other than the Company, the due execution and delivery of documents recited herein or delivered on or prior to the Closing Date and the validity and enforceability thereof against all parties thereto other than the Company, (b) each party other than the Company will have full power, authority and legal right, under its charter and other governing documents, corporate and regulatory legislation and the law of its jurisdiction of incorporation or organization, to execute and deliver the documents to which it is a party and to carry out the transactions contemplated thereunder and (c) the required conditions will be satisfied and the required documents and opinions and the purchase price for the Certificates will be delivered and received in accordance with the terms of the Underwriting Agreement.

     With respect to matters of fact, we have relied without investigation on, and assumed the accuracy and completeness of, the certificates, representations and warranties of the Company and other parties contained in or to be made pursuant to the Trust Documents, the Underwriting Agreement and in the instruments and documents to be delivered on the Closing Date.

     Based on the foregoing, and subject to the assumptions, qualification and limitations herein contained, we are of the opinion that:

          1. Upon execution and delivery of the Trust Agreement by the Company, the Trustee and the Servicer and upon the consummation on the Closing Date of the other transactions contemplated by the Trust Documents and the Underwriting Agreement, the Trust will be duly created and validly existing under the laws of the
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ABN AMRO Securities (USA) Inc.
ABN AMRO Bank, N.V.
LaSalle National Bank
_______________, 1996
Page 3



     State of Illinois with power and authority to consummate the transactions contemplated by the Underwriting Agreement and by the Trust Documents; and the Trust Agreement will be a legal, valid and binding instrument, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the creditors' rights generally and to general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.

          2. Upon execution and delivery of the Trust Agreement by the Company, the Trustee and the Servicer, and upon execution and authentication of the Certificates by the Trustee, the Certificates will be validly issued and outstanding, and constitute binding obligations of the Trust, enforceable against the Trust in accordance with their terms and will be entitled to the benefits of the Trust Agreement, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and to general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and consent further to the references to our firm under the caption "Legal Matters" in the prospectus contained in the Registration Statement.

                                     Very truly yours,

                                     Chapman and Cutler